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                                                                 Exhibit (a)(19)


Contacts:
Bob Gordon, Public Relations

Doug Robinson, Investor Relations
 (516) 342-2391
 (516) 342-2745
bobg@cai.com
dougr@cai.com


CA'S TENDER OFFER FOR CSC EXPIRES

     ISLANDIA, N.Y., March 17, 1998--Computer Associates International, Inc. (CA: NYSE) today that its $108 per share cash tender offer for Computer Sciences Corporation common stock expired as scheduled at 12:00 midnight, New York City time, on Monday, 16, 1998, and that as of such time the conditions to the offer had not been satisfied. As result, CA terminated the offer in accordance with its previous announcements and the terms the offer. No shares were accepted for payment pursuant to the offer, and any shares tendered will be promptly returned.

     Computer Associates International, Inc. (NYSE: CA), with headquarters in Islandia, N.Y., the world leader in mission-critical business software. The company develops, licenses supports more than 500 integrated products that include enterprise computing and management, application development, manufacturing and financial. CA has over 11,000 people in 160 offices in 43 countries and had revenue $4.5 billion in calendar year 1997. CA can be reached by visiting http://www.cai.com the World Wide Web, emailing info@cai.com, or calling 1-516-342-5224.

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